AMENDED AND RESTATED ASSIGNMENT OF LEASES

SHORT HILLS ASSOCIATES, L.L.C.,

a Delaware limited liability company,

200 East Long Lake Road,

Bloomfield Hills, Michigan 48304

(Assignor)

and

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation,

10 Park Avenue,

Morristown, New Jersey 07962

(Assignee)

______________________________

Dated:	As of December 14, 2005

Location:	The Mall at Short Hills

Section:

Block:	5303
Lots:	1
County:	Essex County
State:	New Jersey

______________________________

Prepared by John J. Busillo, Esq.

RECORD AND RETURN TO:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention:  John J. Busillo, Esq.

THIS AMENDED AND RESTATED ASSIGNMENT OF LEASES AND RENTS (this “Assignment”) is made of December 14, 2005 by and between Short Hills Associates, L.L.C., a Delaware limited liability company, having an address at 200 East Long Lake Road, Bloomfield Hills, Michigan 48304 (“Assignor”), and Metropolitan Life Insurance Company, a New York corporation, having an address at 10 Park Avenue, Morristown, New Jersey 07962 (together with its successors and assigns, “Assignee”), with reference to the following Recitals:

RECITALS

A.           Assignee made a loan in the original principal amount of Two Hundred Seventy Million and No/100 Dollars ($270,000,000.00) (the “Prior Loan”) to Short Hills Associates, a New Jersey general partnership (“Prior Assignor”), predecessor-in-interest to Assignor, evidenced by those certain Promissory Notes, dated as of April 15, 1999, given by Prior Assignor in favor of Assignee in the respective original principal amounts of Two Hundred Million and No/100 Dollars ($200,000,000.00) and Seventy Million and No/100 Dollars ($70,000,000.00) (collectively, the “Prior Notes”) on which there remains unpaid and outstanding as of the Execution Date (as defined below) the aggregate principal amount of Two Hundred Fifty-Eight Million Three Hundred Twenty-Eight Thousand Three Hundred Thirty-Nine and 49/100 Dollars ($258,328,339.49);

B.           Assignee is the owner and holder of that certain Assignment of Leases and Rents dated as of April 15, 1999 (the “Prior Assignment”) granted by Prior Assignor to Assignee as security for the Loan;

C.           The Prior Assignment was recorded in the Register of Deeds and Mortgages of the County of Essex, New Jersey, on April 16, 1999, in Book 7256, Page 921;

D.	Assignor succeeded to the interests of Prior Assignor by operation of law.

E.            Contemporaneously herewith, Assignor is executing and delivering to Assignee (i) that certain Consolidated, Amended and Restated Promissory Note, which by its terms consolidates, amends, modifies, restates and increases the respective Prior Notes (together with all further renewals, amendments, modifications, replacements, substitutions, restatements and extensions thereof, the “Consolidated Note”) to evidence the Secured Indebtedness of Five Hundred Forty Million and No/100 Dollars ($540,000,000.00), (ii) a Note Splitter and Modification Agreement dated as of the date hereof between Assignor and Assignee (the “Splitter Agreement”) pursuant to which the Consolidated Note is split into Note A-1 (as defined below in the Defined Terms), Note A-2 (as defined below in the Defined Terms) and Note A-3 (as defined below in the Defined Terms) and (iii) each of Note A-1, Note A-2 and A-3 (each, together with all further renewals, amendments, modifications, replacements, substitutions, restatements and extensions thereof, a “Component Note” and collectively, the “Component Notes”).

F.            Assignor and Assignee desire to amend and restate the terms and provisions of the Prior Assignment in the manner set forth herein to secure the aggregate outstanding principal amount evidenced by the Consolidated Note, as the same is being split and modified by the Splitter Agreement and amended and restated by the Component Notes as of the Execution Date, together with all interest that will accrue thereon and all other sums due to Assignee in respect of the Loan under the Note (as defined below), this Assignment or any other Loan Document.

NOW, THEREFORE, IN CONSIDERATION of the Recitals and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Assignor and Assignee hereby amend and restate the Prior Assignment in its entirety as follows:

[Text continues on the following page]

AMENDED AND RESTATED ASSIGNMENT OF LEASES

DEFINED TERMS

Execution Date: As of December 14, 2005
Loan: A first mortgage loan in the aggregate amount of Five Hundred Forty Million and No/100 Dollars ($540,000,000.00) from Assignee to Assignor
Assignor & Address: Short Hills Associates, L.L.C., a Delaware limited liability company 200 East Long Lake Road Bloomfield Hills, Michigan 48304 Attention: Treasurer

Assignee & Address:               Metropolitan Life Insurance Company,
a New York corporation
10 Park Avenue
Morristown, New Jersey 07962

Attention:  Senior Managing Director,
Real Estate Investments

and:      Real Estate Investments – Law Department
           Metropolitan Life Insurance Company

10 Park Avenue

Morristown, New Jersey 07962

Attention:  Associate General Counsel
Real Estate Investments

Note:   That certain Consolidated, Amended, and Restated Promissory Note, as split and modified by Note Splitter and Modification Agreement dated as of the date hereof between Assignor and Assignee, together with and as amended and restated by the Amended and Restated Promissory Notes A-1, A-2, and A-3, dated as of the Execution Date made by Assignor to the order of Assignee in the respective principal amounts of Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00), Ninety-Five Million and No/100 Dollars ($95,000,000.00) and Ninety-Five Million and No/100 Dollars ($95,000,000.00), each together with all further renewals, amendments, modifications, replacements, substitutions, restatements and extensions thereof.

Mortgage:  Amended and Restated Mortgage, Security Agreement and Fixture Filing dated as of the Execution Date and executed by Borrower to secure repayment of the Note, together with all further extensions, renewals, modifications, restatements and amendments thereof. The Mortgage will be recorded in the records of the County of Essex, New Jersey.

THIS ASSIGNMENT OF LEASES (this “Assignment”) is entered into by Assignor of December 14, 2005, in favor of Assignee and affects the Land described in Exhibit A attached to this Assignment. Capitalized terms which are not defined in this Assignment shall have the respective meanings set forth in the Mortgage.

R E C I T A L S

A.           Assignee has loaned or will loan to Assignor the Loan which is evidenced by the Note. The payment of the Note is secured by the Mortgage which encumbers Assignor’s interest in the real property described in Exhibit A attached to this Assignment (the “Land”) and Assignor’s interest in the improvements and personal property and equipment situated on the Land (the “Improvements” collectively with the Land, the “Property”); and

B.           Assignor desires to absolutely, presently and unconditionally assign to Assignee all of its right, title and interest in and to (i) all Leases (as hereinafter defined) and License Agreements (as hereinafter defined), which now exist that affect the Property, including, without limitation, the Leases referred to in Exhibit B attached to this Assignment and more particularly described in the certified rent roll delivered by Assignor to Assignee on the Execution Date (the “Rent Roll”) and the License Agreements more particularly described on the certified schedule of license agreements delivered by Assignor to Assignee on the Execution Date, (ii) all Leases and License Agreements entered into after the date of this Assignment, (iii) all lease and license extensions, modifications, amendments, expansions and renewals of the Leases and License Agreements described in (i) and (ii), and (iv) all guarantees of tenants’ obligations and extensions, modifications, amendments and renewals of any guarantees of any of the leases. “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto; provided, however, for purposes hereof the term “Lease” shall not include any License Agreement. “License Agreement” shall mean any license or occupancy agreement granted by Assignor to an operator of a cart, kiosk or similar merchandising or sponsorship facilities located in the common areas of the Property or a tenant of in-line space for a term of one (1) year or less.

NOW THEREFORE, in consideration of the Recitals and for good and valuable consideration, Assignor agrees with Assignee and its successors and assigns as follows:

1.            Payment of Note. Assignor desires to secure (a) the timely payment of the principal of and interest on the Note and all other indebtedness secured by the Mortgage; and (b) the full compliance with the terms, conditions, covenants and agreements contained in the Note, the Mortgage and the other documents executed by Assignor in connection with the Loan.

2.            Present and Absolute Assignment of Leases. Assignor absolutely, presently and unconditionally grants and assigns to Assignee all of Assignor’s right, title and interest in and to the Leases and the License Agreements. This grant includes without limitation: (a) all rent payable under the Leases and the License Agreements; (b) all tenant security deposits held by Assignor pursuant to the Leases and the License Agreements; (c) all additional rent payable under the Leases and the License Agreements; (d) all proceeds of insurance payable to Assignor under the Leases and the License Agreements and all awards and payments on account of any taking or condemnation; and (e) all claims, damages and other amounts payable to Assignor in the event of a default under or termination of any of the Leases and the License Agreements, including without limitation all of Assignor’s claims to the payment of damages arising from any rejection by a tenant of any Lease under the Bankruptcy Code as amended from time to time. All of the items referred to in this Section 2 are collectively referred to in this Assignment as the “Income”.

3.            No Cancellation or Modification of Leases. Assignor covenants and agrees that it shall not, without the express written consent of Assignee, (a) enter into or extend any Lease unless the Lease complies with the Leasing Guidelines which are attached to the Mortgage as Exhibit B, or (b) cancel or terminate any Leases (except in the case of a default) unless Assignor has entered into new Leases covering all of the premises of the Leases being terminated or surrendered, or unless in compliance with the Leasing Guidelines, or (c) modify or amend any Leases in any material way or reduce the rent or additional rent, unless in compliance with the Leasing Guidelines, or (d) consent to an assignment of the tenant’s interest or to a subletting of any Lease unless the tenant remains liable under the Lease following the assignment or subletting, unless in compliance with the Leasing Guidelines, or (e) accept payment of advance rents or security deposits in an amount in excess of one month’s rent, or (f) enter into any options to purchase the Property.

If any of these acts described in this Section 3 are done without the consent of Assignee, at the option of Assignee, they shall constitute a breach of the terms of this Assignment and of the Mortgage.

4.	Specific Covenants of Assignor. Assignor covenants and agrees:

(a)          To perform fully all material obligations, duties, and agreements of landlord under the Leases and the License Agreements;

(b)          To deposit all security deposits delivered by tenants in connection with the Leases in accordance with applicable law;

(c)          At Assignor’s sole cost and expense, to appear in and defend any action or proceeding arising under the Leases or which is connected with the obligations, duties or liabilities of landlord, tenant or any guarantor and to pay all costs and expenses of Assignee, including reasonable attorneys’ fees, in any action or proceeding in which Assignee may appear in connection with this Assignment;

(d)          If Assignor fails to make any payment or to do any acts required by this Assignment, then if an Event of Default exists Assignee may in its sole discretion and without further notice to Assignor perform Assignor’s obligations under the Leases as Assignee may deem necessary, at Assignor’s cost and expense. These acts may include without limitation appearing in and defending any proceeding connected with the Leases, including without limitation any proceedings of any tenants under the Bankruptcy Code. No action by Assignee shall release Assignor from its obligation under this Assignment. Assignor irrevocably appoints Assignee its true and lawful attorney to exercise it rights under this Assignment if an Event of Default exists, which appointment is coupled with an interest and with full power of substitution;

(e)          To pay immediately upon demand all sums expended by Assignee under this Assignment, together with interest at the Default Rate (as defined in the Note). These expenditures shall be secured by the Mortgage;

(f)           If a petition under the Bankruptcy Code shall be filed by or against Assignor and Assignor, as landlord, shall determine to reject any lease pursuant to Bankruptcy Code § 365(a), then Assignee shall have the right, but not the obligation, to demand that Assignor assume and assign the lease to Assignee and Assignor shall provide adequate assurance of future performance under the lease; and

(g)          Assignee’s rights under this Assignment may be exercised either independently of or concurrently with any other right in this Assignment, the Mortgage or in any other document securing the Note. No action taken by Assignee under this Assignment shall cure or waive any default nor affect any notice under the Mortgage.

5.            Leasing of Property. Assignor covenants and agrees upon request to confirm in writing the assignment to Assignee of all subsequent Leases of the Property upon the terms set forth in this Assignment. Notwithstanding the preceding sentence, the terms and provisions of this Assignment shall apply automatically to any Leases entered into after the Execution Date.

6.            Representations and Warranties. Assignor makes the following representations and warranties in connection with the Leases:

(a)          There were no Leases affecting the Property as of December 1, 2005, except the Leases listed on the Rent Roll and Assignor has delivered to Assignee true, correct and complete copies of all such Leases, including amendments (collectively, “Existing Leases”) and all guaranties and amendments of guaranties given in connection with the Existing Leases (the “Guaranties”). There were no License Agreements affecting the Property as of December 1, 2005, except the License Agreements listed on the certified schedule of License Agreements delivered by Assignor to Assignee on the Execution Date.

(b)          All Existing Leases and Guaranties are in full force and effect in all material respects without any oral or written modification except as set forth in writing in the copies delivered to Assignee.

(c)          Assignor has received no notices of defaults by Assignor under the Existing Leases and Guaranties and, to the best knowledge of Assignor, as of December 1, 2005, there were no defaults by any tenants under the Existing Leases or any guarantors under the Guaranties, except as disclosed on the certified schedule of material tenant defaults delivered in connection with the Loan on the Execution Date.

(d)          To the best knowledge of Assignor, none of the tenants now occupying 10% or more of the Property or having a current lease affecting 10% or more of the Property is the subject of any bankruptcy, reorganization or insolvency proceeding or any other debtor-creditor proceeding.

(e)          Except only for rent and additional rent for the current month, Assignor has not accepted under any of the Leases any payment of advance rent, additional rent or security deposit in an amount that is more than one month’s rent and additional rent as of December 1, 2005, except as disclosed on the certified schedule of security deposits delivered in connection with the closing of the Loan on the Execution Date.

(f)           Assignor has deposited all security deposits delivered in connection with the Existing Leases in accordance with applicable law.

(g)          No tenant under any Existing Lease has asserted in writing any defense, set-off or counterclaim as of December 1, 2005, with respect to its tenancy or its obligations under its lease, and, to the best of Assignor’s knowledge, no such defense, set-off or counterclaim exists, except as disclosed in any tenant estoppel letter delivered to Lender in connection with the closing of the Loan as of the Execution Date or on the certified schedule of material tenant defaults delivered in connection with the closing of the Loan on the Execution Date.

(h)          As of December 1, 2005 there are no material unfulfilled landlord obligations due to tenants for tenant improvements, moving expenses or rental concessions or other matters, and all material credits required to be paid or contributed by Assignor under the Existing Leases have been paid or contributed in full, except as disclosed on the certified schedule of material unfulfilled landlord obligations and material credits delivered in connection with the closing of the Loan on the Execution Date.

(i)           None of the Leases, Income or Rents and Profits have been assigned, pledged, hypothecated or otherwise encumbered or transferred by Assignor except to the extent provided in the Loan Documents.

(j)	Intentionally Omitted.

(k)          Assignor has not done any act which might prevent Assignee from exercising its rights under this Assignment.

7.            License to Collect Monies Until Default by Assignor. Subject to the terms and conditions of the Cash Management Agreement, so long as no Event of Default (as defined in the Mortgage) exists (a “Default”), Assignor shall have a license to receive and use all Income. Upon the occurrence of a Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Secured Indebtedness or solvency of

Assignor, the license herein granted shall automatically expire and terminate, without notice by Assignee (any such notice being hereby expressly waived by Assignor). Assignee shall thereupon and thereafter have all right, power and authority to exercise and enforce any and all of its rights and remedies as provided herein, under any of the other Loan Documents or by law or in equity. Such rights and remedies shall expressly include the right to exercise and enjoy, in Assignee’s sole and absolute discretion, all of the rights, powers and benefits under the Leases assigned to Assignee hereunder, it being understood and agreed that Assignee shall not be liable, and Assignor shall at all times remain solely liable, to the tenants to perform any and all duties or obligations owing to such tenants under the Leases, unless Assignee shall elect, in its sole and absolute discretion, to undertake such duties or obligations. If the Default is cured by Assignor, the license to receive and use all Income shall be reinstated.

8.            Entry by Assignee and Receiver. If a Default exists, Assignee is authorized either in person or by agent, with or without bringing any action or proceeding or having a receiver appointed by a court, (a) to enter upon, take possession of, manage and operate the Property and collect the Income, and (b) to make, enforce, modify, and accept the surrender of the Leases. Assignee is authorized to take these actions either with or without taking possession of the Property. In connection with this entry, Assignor authorizes Assignee to perform all acts necessary for the operation and maintenance of the Property. Assignee may sue for or otherwise collect all Income, including those past due and unpaid, and apply the Income, less costs and expenses of operation and collection, including reasonable attorneys’ fees, to the indebtedness secured by the Mortgage in such order as Assignee may determine. Assignee’s exercise of its rights under this Section 8 shall not be deemed to cure or waive any Default.

9.            Indemnification. Assignor shall indemnify Assignee against and hold it harmless from any and all liability, claims, loss or damage which it may incur under the Leases or under this Assignment except for Assignee’s negligence or willful misconduct.

10.          Mortgagee in Possession. To the fullest extent permitted by law, neither the assignment of Income to Assignee nor the exercise by Assignee of any of its rights or remedies under this Assignment, including without limitation, the entering into possession or the appointment of a receiver shall be deemed to make Assignee a “mortgagee-in-possession” or otherwise liable with respect to the Property. Although Assignee has the right to do so, it shall not be obligated to perform any obligation under the Leases by reason of this Assignment. To the fullest extent permitted by law, neither this Assignment nor any action or inaction on the part of Assignee shall constitute an assumption on the part of Assignee of any obligation or liability under any of the Leases.

11.          Reconveyance and Termination. Upon the payment in full of the Loan, as evidenced by the recording of an instrument of full reconveyance of the Mortgage, this Assignment shall be void and of no effect.

12.          Tenants Entitled to Rely on Assignee’s Requests. Assignor irrevocably authorizes and directs the tenants and their successors, upon receipt of any written request of Assignee stating that a Default exists, to pay to Assignee the Income due and to become due under the Leases. Assignor agrees that the tenants shall have the right to rely upon any such statement without any obligation to inquire as to whether a Default actually exists and regardless of any claim of Assignor to the contrary. Assignor agrees that it shall have no claim against the tenants for any Income paid by the tenants to Assignee. Upon the curing of all Defaults, Assignee shall give written notice to the tenants to recommence paying the rents to Assignor.

13.          Successors and Assigns. This Assignment shall be binding upon the successors and assigns of Assignor and shall inure to the benefit of and be enforceable by Assignee, its successors and assigns and any trustee appointed for the benefit of the holder of the Note. If more than one person, corporation, partnership or other entity shall execute this Assignment, then the obligations of the parties executing the Agreement shall be joint and several.

14.          Exculpation. The provisions of Section 9.01 of the Mortgage are incorporated herein by this reference to the fullest extent as if the text of such section were set forth in its entirety herein.

15.          Notices. All notices pursuant to this Assignment shall be given in accordance with the Notice provision of the Mortgage, which is incorporated into this Assignment by this reference.

16.          Governing Law. This Assignment and the rights and obligations of the parties under this Assignment shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State in which the Property is located, without regard to conflict of laws principles.

17.          Miscellaneous. This Assignment may be modified, amended, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such modification, amendment, waiver, or termination is sought. No failure or delay in exercising any of these rights shall constitute a waiver of any Default. Assignor, at its expense, will execute all documents and take all action that Assignee from time to time may reasonably request to preserve and protect the rights provided under this Assignment. The headings in this Assignment are for convenience of reference only and shall not expand, limit or otherwise affect the meanings of the provisions. This Assignment may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Assignment is executed as of the Execution Date.

ASSIGNOR:

SHORT HILLS ASSOCIATES, L.L.C.,

a Delaware limited liability company

By:	Short Hills SPE LLC,

a Delaware limited liability company,

its managing member

By:	The Taubman Realty Group Limited Partnership, a Delaware limited partnership, its sole member
By:	__/s/ Steven Eder______________
Name: Steven Eder
Title: Authorized Signatory

ASSIGNEE:

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

By:___/s/ David V. Politano____________________

Name: David V. Politano

Title: Director

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

I certify that on December 14, 2005, Steven Eder personally came before me and acknowledged under oath, to my satisfaction, that this person:

(a)	is named in and personally signed the attached document as authorized signatory of Short Hills SPE LLC, the managing member of Short Hills Associates, a Delaware limited liability company;
(b)	signed and delivered this document as his act and deed, on behalf of and as the act of, said limited liability company.
/s/ Isabelle Loz CH-Meaney
ISABELLE LOZ\CH-MEANEY
Notary Public, State of New York
No. 01LO6039878
Qualified in Queens County
Commission Expires April 10, 2006

ACKNOWLEDGMENT

STATE OF NEW YORK	)
) ss.:
COUNTY OF NEW YORK	)

I certify that on December 14, 2005, ____________ personally came before me and acknowledged under oath, to my satisfaction, that this person:

(a)	is named in and personally signed the attached document as authorized signatory of Metropolitan Life Insurance Company, a New York corporation;
(b)	signed and delivered this document as his act and deed, on behalf of and as the act of, said corporation.
/s/ Isabelle Loz CH-Meaney
ISABELLE LOZ\CH-MEANEY
Notary Public, State of New York
No. 01LO6039878
Qualified in Queens County
Commission Expires April 10, 2006

EXHIBIT A

LEGAL DESCRIPTION OF REAL ESTATE

Premises situated in the Township of Millburn, Essex County, New Jersey

BEGINNING at a point in the Northwesterly sideline of Canoe Brook Road where the same is intersected by the Westerly line of lands of Commonwealth Water Company, and from said point of BEGINNING running, thence;

1. Along said Northwesterly sideline of Canoe Brook Road South 75 degrees, 56 minutes, and 35 seconds West, 691.87 feet to a, point, thence;

2. Still along the same Southwesterly on a curve to the"left having a radius of 427.00 feet for a distance of 408.04 feet to a point, thence;

3. Along the Westerly sideline of Canoe Brook Road south 21 degrees, 11 minutes, and 30 seconds West 214.49 feet to a point, thence;

4. Still along said sideline and merging into the Northerly right-of-way line of New Jersey Route 24 Freeway, Southwesterly on a curve to the right having a radius of 40.00 feet for a distance of 56.80 feet to a point, thence;

5. Along said right-of-way line North 77 degrees, 27 minutes, and 21 seconds West 93.92 feet to a point, thence;

6. Still along the same Northwesterly on a curve to the right having a radius of 3,990.00 feet for a distance of 253.27 feet to a point thence;

7. Still along same North 73 degrees, 49 minutes, and 08 seconds West 181.36 feet to a point, thence;

8. Still along same Northwesterly on a curve to the right having a radius of 1,699.50 feet for a distance of 213.43 feet to a point, thence;

9. Still along same Northwesterly on a curve to the right having a radius of 890.00 feet for a distance of 220.31 feet to a point, thence;

10. Still along same Northwesterly on a curve to the right having a radius of 140.00 feet for a distance of 117.10 feet to a point, thence;

11. Along the Easterly right-of-way line of New Jersey Route 24 Freeway Northerly on a curve to the right having a radius of 415.00 feet for a distance of 114.97 feet to a point, thence;

12. Still along same North 21 degrees, 11 minutes, and 48 seconds East 278.28 feet to a point. thence;

Exhibit A-3

13. Still along same North 20 degrees, 54 minutes, and 18 seconds East 227.94 feet to a point, thence;

14. Still along same North 48 degrees, 14 minutes, and 05 seconds West 51.23 feet to a point, thence;

15. Still along same Northeasterly on a curve to the right having a radius of 995.00 feet for a distance of 57.00 feet to a point, thence;

16. Still along same South 56 degrees, 02 minutes, and 29 seconds East 44.28 feet to a point, thence;

17. Still along same Northeasterly on a-curve to the right having a radius of 619.00 feet for a distance of 288.48 feet to a point on the Southeasterly right-of-way line of John F. Kennedy Parkway, thence; the. following six courses along the Southeasterly and southerly right-of-way line of John F. Kennedy Parkway, thence;

18. North 65 degrees, 16 minutes, and 03 seconds East 331.49 feet to a point, thence;

19. Easterly on a curve to the right having a radius of 901.00 feet for a distance of 745.54 feet to a point, hence;

20. South 67 degrees, 49 minutes, and 47 seconds East 221.61 feet to a point, thence;

21. Easterly on a curve to the right having a radius of 38.00 feet for a distance of 14.48 feet a point, thence;

22. South 68 degrees, 55 minutes, and 17 seconds East 179.59 feet to a point, thence;

23. Easterly on a curve to the left having a radius of 950.68 feet for a distance of 304.48 feet to the Westerly lands of Mack Properties Co. #3, thence;

24. Along said lands South 8 degrees, 42 minutes, and 00 seconds West 189.40 feet to a point in same, thence;

25. Still along the westerly line of Mack Properties Co. #3 and the Commonwealth Water Company south 10 degrees, 41 minutes, and 00 seconds West 364.16 feet to the point or place of BEGINNING.

BEING ALSO KNOWN AS

LOT 1, BLOCK 5303, ON THE OFFICIAL TAX MAP OF THE TOWNSHIP OF MILLBURN IN THE COUNTY OF ESSEX.

Exhibit A-4

PARCEL II:

Together with those rights and easements constituting rights in real property created, defined and limited by that certain Construction Operation and Reciprocal Easement Agreement dated June 11, 1993 by and among Short Hills Associates, The Neiman Marcus Group, Inc., Nordstrom, Inc., and Saks & Company, recorded June 14, 1993 in Deed Book 5263, page 817, in the Essex County Register's Office, New Jersey.

Exhibit A-5

EXHIBIT B

DESCRIPTION OF LEASES

All Leases of any portion of the Property.

Exhibit B-1